UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 25, 2009

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2009, Polycom, Inc. (“Polycom” or the “Company”) entered into a Severance Agreement with Sunil K. Bhalla, the Company’s former Senior Vice President and General Manager, Voice Communications Solutions. Pursuant to the terms of the Severance Agreement, Mr. Bhalla will resign his employment with the Company effective the earlier of (1) February 28, 2010 or (2) the date on which Mr. Bhalla commences a full-time job for another employer prior to February 28, 2010. During the interim period, Mr. Bhalla will no longer serve as an officer of the Company and will be on paid time off and notice through February 28, 2010, or such earlier date upon which Mr. Bhalla commences a full-time job for another employer. Robert C. Hagerty, the Company’s Chief Executive Officer, will continue Mr. Bhalla’s duties as Interim General Manager of the Voice Division.

Pursuant to the terms of the Severance Agreement. Mr. Bhalla (1) will receive a severance payment in the amount of $326,667 (equivalent to approximately 10 months’ base salary), less applicable withholdings, payable in two installments; (2) will receive executive outplacement services for a period of twelve months, which are valued at approximately $9,500; and (3) has agreed to a non-solicitation of Polycom employees provision for a period of one year following the termination of his employment.

A copy of the Severance Agreement is filed herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Severance Agreement, dated as of November 25, 2009, by and between Polycom, Inc. and Sunil K. Bhalla

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ SAYED M. DARWISH
Sayed M. Darwish
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: November 25, 2009